                                                                EXHIBIT 99(A)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                              DIGEX, INCORPORATED
                                      BY
                          DAYLIGHT ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                        INTERMEDIA COMMUNICATIONS INC.
                                      AT
                             $13.00 NET PER SHARE


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JULY 9, 1997, UNLESS THE OFFER IS EXTENDED.


THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

INTERMEDIA COMMUNICATIONS INC. HAS ENTERED INTO A STOCK PURCHASE AGREEMENT WITH CERTAIN STOCKHOLDERS WHO OWN AN AGGREGATE OF APPROXIMATELY 50.3% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK (AND APPROXIMATELY 38.3% OF THE COMPANY'S COMMON STOCK ON A FULLY DILUTED BASIS), PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT TO WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER AND GRANTED INTERMEDIA COMMUNICATIONS INC. AN OPTION TO PURCHASE ALL SUCH SHARES AT A PRICE OF $13.00 PER SHARE EXERCISABLE INDIVIDUALLY FROM EACH STOCKHOLDER, IN WHOLE OR IN PART, AT ANY TIME OR FROM TIME TO TIME, ON OR AFTER JUNE 4, 1997 AND PRIOR TO THE TERMINATION DATE.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER A MAJORITY OF THE THEN OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14.
                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the Certificates for such Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or
(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose Certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents may be obtained at Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:
                           BEAR, STEARNS & CO. INC.
June 11, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE OFFER.................................................................   3
 1. Terms of the Offer; Expiration........................................   3
 2. Acceptance for Payment and Payment for Shares.........................   5
 3. Procedure for Tendering Shares........................................   6
 4. Withdrawal Rights.....................................................   9
 5. Certain Federal Income Tax Consequences...............................  10
 6. Price Range of the Shares; Dividends..................................  11
 7. Certain Effects of the Transaction....................................  11
 8. Certain Information Concerning the Company............................  12
 9. Certain Information Concerning Purchaser and Parent...................  14
10. Source and Amount of Funds............................................  16
11. Background of the Transaction.........................................  16
12. Purpose of the Offer; The Merger Agreement and the Stock Purchase
     Agreement............................................................  19
13. Dividends and Distributions...........................................  28
14. Conditions of the Offer...............................................  28
15. Certain Legal Matters.................................................  31
16. Fees and Expenses.....................................................  32
17. Miscellaneous.........................................................  33

Annex I--Directors And Executive Officers of Purchaser and Parent

To the Holders of Common Stock of
 DIGEX, Incorporated:

                                 INTRODUCTION

  Daylight Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Intermedia Communications Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of the common stock, par value $.01 per share (the "Shares"), of DIGEX, Incorporated, a Delaware corporation (the "Company"), at a purchase price of $13.00 per Share (the "Offer Price") net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). See Section 9 for additional information concerning Parent and Purchaser.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See Section 5. Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), as the dealer manager (in such capacity, the "Dealer Manager"), Continental Stock Transfer & Trust Company, as the depositary (the "Depositary"), and Georgeson & Company Inc., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  FRIEDMAN, BILLINGS, RAMSEY & CO. INC. ("FRIEDMAN"), THE COMPANY'S INDEPENDENT FINANCIAL ADVISOR, HAS ADVISED THE COMPANY'S BOARD OF DIRECTORS THAT, IN ITS OPINION, THE CONSIDERATION TO BE PAID IN THE OFFER AND THE MERGER TO THE COMPANY'S STOCKHOLDERS IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE OPINION OF FRIEDMAN IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH (WITHOUT CERTAIN EXHIBITS) IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14.

  PARENT HAS ENTERED INTO A STOCK PURCHASE AGREEMENT WITH CERTAIN STOCKHOLDERS WHO OWN AN AGGREGATE OF APPROXIMATELY 50.3% OF THE OUTSTANDING SHARES (APPROXIMATELY 38.3% OF THE SHARES ON A FULLY DILUTED BASIS), PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT TO WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER AND GRANTED PARENT AN OPTION TO PURCHASE ALL SUCH SHARES AT A PRICE OF $13.00 PER SHARE EXERCISABLE INDIVIDUALLY FROM EACH STOCKHOLDER, IN WHOLE OR IN PART, AT ANY TIME OR FROM TIME TO TIME, ON OR AFTER JUNE 4, 1997 AND PRIOR TO THE TERMINATION DATE (AS DEFINED IN SECTION 12 HEREOF).

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 1997 (the "Merger Agreement"), among Purchaser, Parent and the Company. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company as the first step in Purchaser's proposed acquisition of all the Shares. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the Offer and subject to the satisfaction or waiver of certain conditions and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). Upon consummation of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser or any of their subsidiaries or held in the treasury of the Company (which shares shall be cancelled) or by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid in the Offer, without interest (the "Merger Consideration"). For a description of the Merger Agreement, see Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares for cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) are described in Section 5.

  Concurrently with the execution of the Merger Agreement, and as a condition to Parent and Purchaser entering into the Merger Agreement, Parent entered into a Stock Purchase Agreement, dated as of June 4, 1997 (the "Stock Purchase Agreement"), with Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P., Grotech III Pennsylvania Fund, L.P., Venrock Associates, Venrock Associates II, L.P., Southern Venture Fund II, L.P., Blue Chip Capital Fund Limited Partnership, DIGEX Investors, Ltd., Douglas E. Humphrey and Michael T. Doughney (together, the "Investors", each an "Investor"), the owners of an aggregate of 5,877,582 Shares (representing approximately 50.3% of the outstanding Shares and approximately 38.3% of the Shares on a fully diluted basis) (collectively, the "Investor Shares"). Pursuant to the Stock Purchase Agreement, each of the Investors has (i) irrevocably agreed to validly tender and sell (and not to withdraw) such Investor's Investor Shares pursuant to and in accordance with the Offer and
(ii) granted Parent an option (each an "Investor Option" and collectively, the "Investor Options") to purchase such Investor's Investor Shares at a price of $13.00 per Investor Share. The Investor Options are exercisable individually from each Investor, in whole or in part, at any time or from time to time, on or after June 4, 1997 and prior to the Termination Date (as defined in Section 12--the Stock Purchase Agreement). Parent may exercise any Investor Option by sending a written notice to such Investor specifying the number of Investor Shares Parent intends to purchase. For a description of the Stock Purchase Agreement, see Section 12.

  The Company has represented pursuant to the Merger Agreement that as of June 4, 1997, 11,674,261 Shares were issued and outstanding (all of which are validly issued, fully paid and nonassessable) and that, as of that date, not more than 15,339,741 Shares were outstanding on a fully diluted basis (including 2,900,480 Shares for issuance upon the exercise of outstanding stock options granted to employees or directors of the Company, 415,000 Shares for issuance upon exercise of currently outstanding warrants and 350,000 Shares for issuance to employees pursuant to the Company's Amended and Restated 1997 Employee Stock Purchase Plan). Parent, Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares other than the rights to acquire the Investor Shares pursuant to the Stock Purchase Agreement. The Minimum Condition will be satisfied if 7,669,871 Shares (inclusive of the Investor Shares) are duly tendered and not withdrawn pursuant to the Offer, including 1,792,289 Shares held by Stockholders other than the Investors.

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. Under the DGCL, the stockholder vote necessary to approve the Merger will be the affirmative vote of a majority of the outstanding Shares, including any Shares held by Parent and Purchaser as a result of the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement. UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 50.3% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER

HOLDER OF SHARES, IF NO OTHER SHARES ARE ISSUED BY THE COMPANY. See Sections 12 and 14. In addition, if Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer, the Stock Purchase Agreement or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder. In such event, Purchaser intends to effect the Merger promptly following the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Stock Purchase Agreement or otherwise, and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger. In connection with the Merger, holders of Shares who have not sold their Shares pursuant to the Offer (or otherwise) may have certain rights under the DGCL to demand appraisal of, and payment in cash of the fair value (as judicially determined) of, their Shares. See Section 12.

  The Offer is not being made for the Company's outstanding warrants (the "Warrants") issued by the Company to WinStar Communications, Inc., on June 10, 1996 and to Electonic Press Services, Inc. on January 3, 1997. Holders of Warrants who wish to participate in the Offer must exercise such Warrants and tender the Shares issued upon such exercise prior to expiration of the Offer.

  The Company has advised Purchaser that the Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of approval and adoption of the Merger Agreement.

  THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BY STOCKHOLDERS BEFORE THEY MAKE ANY DECISION WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Parent has agreed in the Merger Agreement to cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not properly withdrawn as provided in Section 4 prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, July 9, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Pursuant to the Merger Agreement, Parent and Purchaser may, without the consent of the Company, extend the Offer, if at any scheduled Expiration Date of the Offer any of the conditions of the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived; provided, however, in the event Purchaser desires to extend the Offer beyond July 31, 1997, in the event the proposed length of the extension is, in the aggregate, more than three days, the Company shall have the right to consent to such longer extension. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE MINIMUM CONDITION BEING SATISFIED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

  Purchaser reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the Commission, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. However, Purchaser does not presently intend to waive the Minimum Condition. If the Minimum Condition or any of the other conditions set forth in Section 14 has not been satisfied by the scheduled expiration date of the Offer, Purchaser may elect (i) to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement, (ii) subject to complying with applicable rules and regulations of the Commission, to waive the unsatisfied conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, or (iv) subject to the terms of the Merger Agreement, to amend the Offer.

  Subject to the limitations set forth in the Merger Agreement as described above, Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time, (i) subject to the limitations set forth in the Merger Agreement, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, if the Minimum Condition or any other condition to the Offer is not satisfied, by giving oral or written notice of such delay or termination to the Depositary, and (ii) subject to the limitations set forth in the Merger Agreement, to amend the Offer in any respect. However, in the Merger Agreement, Purchaser has agreed that it will not, without the consent of the Company, (i) decrease the price per Share payable in the Offer or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions of the Offer other than those set forth in Section 14, or (iv) modify the conditions of the Offer (provided that Parent or Purchaser in its sole discretion may waive any such conditions). Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject to the conditions of the Offer. See Section 14.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements only by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the price or in the number of Shares sought, will depend on the facts and circumstances then existing, including the relative materiality of the change. With respect to a change in the price or number of Shares sought, a minimum of ten business days is generally required to permit adequate disclosure to stockholders.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase, the related Letter of Transmittal and certain other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Parent has agreed to cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date, promptly after the later to occur of
(i) the Expiration Date and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the date of satisfaction or waiver of all of the conditions of the Offer set forth in Section 14 (including expiration or termination of the waiting period under the HSR Act). Subject to compliance with Rule 14e-1(c) under the Exchange Act and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation or any condition contained herein. See Sections 14 and 15.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message, as defined below, in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as defined in Section 3) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  On June 10, 1997, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") its Premerger Notification and Report Forms under the HSR Act with respect to both the Offer and the Stock Purchase Agreement. The Company anticipates that it will make its filings under the HSR Act with the Antitrust Division and the FTC on June 11, 1997. Accordingly, it is anticipated that the waiting period under the HSR Act with respect to the Offer and the Stock Purchase Agreement will expire at 11:59 p.m., New York City time, on June 25, 1997. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent and/or the Company with respect to the Offer or the Stock Purchase Agreement. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to the expiration thereof. Parent and the Company have requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser (in its sole discretion) increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or one or more of Parent's subsidiaries the right to purchase Shares tendered pursuant to the Offer; provided, however, that no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and (i) certificates representing Shares must be received by the Depositary at such address on or prior to the Expiration Date, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS (INCLUDING AN EXECUTED LETTER OF TRANSMITTAL) TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Association's Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, in either case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any requested signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry

Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and (iii) all other documents required by the Letter of Transmittal.

  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8 (Certificate of Foreign Status), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares that are determined by it not to be in proper form or the acceptance of or payment for which, in the opinion of Purchaser, may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or to amend any of the conditions of the Offer. See Sections 1 and 14. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such powers of attorney and proxies shall be irrevocable and shall be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares), including voting at any meeting of stockholders then scheduled or giving or withdrawing written consents as to which the record date has passed.

  Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has full power and authority to tender, sell, assign and transfer such stockholder's Shares tendered in the Offer. The valid tender of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after August 9, 1997. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4 subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of tendered Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit to the Depositary the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal with respect to such Shares must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. NO WITHDRAWAL OF SHARES SHALL BE DEEMED TO HAVE BEEN PROPERLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILING TO GIVE SUCH NOTIFICATION.

  Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

  THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of the Offer Price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

  Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if the stockholder (i) fails to furnish such stockholder's social security number or TIN, (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

  According to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (the "Company 10-K"), the Shares commenced trading on The National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System ("NASDAQ") National Market System under the symbol DIGX on October 17, 1996. According to the Company 10-K, the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (the "Company 10-Q") and information supplied to Purchaser by the Company, since that date the Company has not paid any cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NASDAQ National Market System, as reported in published financial sources.

                                                                 HIGH     LOW
                                                                ------- -------
   Fiscal Year Ended December 31, 1996:
    Fourth Quarter (commencing October 17, 1996)............... $12.750 $10.000
   Fiscal Year Ended December 31, 1997:
    First Quarter.............................................. $12.750 $ 7.000
    Second Quarter (ending June 10, 1997)...................... $12.875 $ 6.813

  On June 4, 1997, the last full trading day prior to announcement of the execution of the Merger Agreement and the Stock Purchase Agreement and of Purchaser's intention to commence the Offer, the closing price per Share on the NASDAQ National Market System was $10.875. On June 10, 1997, the last full trading day before the commencement of the Offer, the closing price per Share on the NASDAQ National Market System was $12.828. STOCKHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN EFFECTS OF THE TRANSACTION

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Based on information provided by the Company, as of June 4, 1997, there were 11,674,261 Shares outstanding and 72 stockholders of record of the Shares (not taking into account ownership through nominees and depositaries).

  The extent of the public market for the Shares and, according to the published guidelines of the Nasdaq Stock Market, Inc., the continued trading of the Shares on the NASDAQ National Market System after the purchase of Shares pursuant to the Offer will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on the NASDAQ National Market System is discontinued, the liquidity of and market for the Shares could be adversely affected. Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would result in the suspension of trading of the Shares on the NASDAQ National Market System or would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

  Depending upon the number of Shares purchased pursuant to the Offer, sales prices and price quotations for the Shares may no longer be reported by the NASD through the NASDAQ National Market System or by any other quotation service. According to the NASD's published guidelines, the NASD would consider suspending authorization of the Shares for quotation on the NASDAQ National Market System if the number of publicly held Shares should fall below 100,000. For purposes of the preceding sentence, "publicly held" shares do not include holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more.

  If the NASD were to suspend authorization of the Shares for quotation on the NASDAQ National Market System, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported through other sources. The extent of the public market for the Shares and availability of such quotations, however, would, depend upon the number of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following consummation of the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange (including the NASDAQ National Market System) and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). It is the present intention of Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Exchange Act as soon as possible after the purchase of all validly tendered Shares in the Offer if the requirements for termination of registration are met. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for the NASDAQ National Market System reporting. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger. See Section 12.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents and records on file with the Commission and other public sources including, but not limited to, the Company 10-K and the Company 10-Q. Although neither Parent nor Purchaser has any knowledge that any statements contained herein based on such documents and records are untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  The Company is a Delaware corporation with its principal executive offices and facilities located at One Digex Plaza, Beltsville, Maryland 20705. The Company is an independent national Internet carrier that focuses exclusively on businesses, government agencies and other institutional customers. The Company offers a comprehensive range of Internet solutions, including a complete product line of dedicated Internet connectivity solutions to its business customers, Web site management, consulting and security, and private network solutions. The Company offers its Internet solutions through three separate and highly focused business units. The Business Internet Connectivity Group offers dedicated high-bandwidth Internet connectivity and security solutions for commercial Internet and Intranet communication applications. The Web Site Management Group provides fault tolerant Web site management and electronic commerce integration services to companies seeking to outsource the management of "mission-critical" World Wide Web presences. The Private Network Solutions Group seeks to create customized private label solutions for businesses seeking to provide Internet services without incurring the cost of building and managing their own facilities.

  Set forth below are selected historical financial data and other historical operating data of the Company as of and for the periods indicated that have been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company 10-Q filed with the Commission. More comprehensive financial information and other information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary financial information is qualified in its entirety by reference to such reports and other documents including the financial statements and related notes contained therein. The reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth below.

                              DIGEX, INCORPORATED

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                              1994        1995        1996
                                           ----------  ----------  -----------
     STATEMENT OF OPERATIONS DATA:
     Net Revenue.......................... $1,577,609  $5,075,316  $15,573,393
     Loss from Operations.................    (54,361) (3,822,170) (22,236,128)
     Net Loss.............................    (81,524) (3,976,913) (23,304,860)
     Net Loss Per Common Share
      Attributable to Common Stockholder.. $    (0.01) $    (0.63) $     (3.68)

                                                        DECEMBER 31, MARCH 31,
                                                            1996        1997
                                                        ------------ ----------
                                                         (AUDITED)   (UNAUDITED)
     BALANCE SHEET DATA:
     Working Capital................................... $20,052,000  $7,940,000
     Total Assets......................................  56,773,000  55,458,000
     Total Liabilities.................................  23,068,000  30,797,000
     Stockholders' Equity..............................  33,705,000  24,661,000

  Certain Company Projections. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see Section
11), the Company provided Parent with certain information relating to the Company that Purchaser believes is not publicly available. This information included projections of the operating performance of the Company for the years ending December 31, 1997, 1998 and 1999, based on financial projections developed by the Company. The projections do not reflect consummation of the Offer or the Merger.

  The projections include the following information regarding the Company's anticipated results of operations (in millions) for the years ending December 31, 1997, 1998 and 1999:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           ---------------------
                                                            1997    1998   1999
                                                           ------  ------ ------
   Revenues............................................... $ 58.6  $122.3 $189.3
   Gross Profit...........................................   32.6    65.4  108.0
   Operating Income.......................................  (23.5)      *      *
   Net Income.............................................  (25.3)      *      *

* Information not provided.

  These projections are based on a variety of estimates and assumptions, which involve judgments with respect to future economic and competitive conditions, inflation rates and technology trends.

  The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. Parent understands that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company and Parent. Accordingly, actual results may vary materially from such projections and none of the Company, or Parent or their respective financial advisors assumes any responsibility for the accuracy or validity of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Parent or any other person who received such information considers it an accurate prediction of future events, and Parent has not relied on them as such.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information may be obtained by mail upon payment of the Commission's prescribed fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  Purchaser, a Delaware corporation, was incorporated on May 30, 1997 for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby. It has conducted no business other than related to its formation and the transactions contemplated by the Merger Agreement. All the outstanding capital stock of Purchaser is owned by Parent.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Since Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available.

  Parent is a publicly held Delaware corporation. Parent, directly and through its subsidiaries, is a rapidly growing integrated communications services provider, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, Internet service providers, resellers and wireless communications companies. The common stock of Parent is listed for trading on the NASDAQ National Market System under the symbol ICIX. For the year ended December 31, 1996, Parent had revenues of $103.4 million.

  The principal executive offices of Parent and Purchaser are located at 3625 Queen Palm Drive, Tampa, Florida 33619.

  See Annex I to this Offer to Purchase for certain biographical and other information concerning the executive officers and directors of Purchaser and Parent.

  Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Annex I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser or Parent, or to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Annex I, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies and (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed in Annex I on the one hand, and the Company or any of its directors, officers or affiliates on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, election of directors or a sale or transfer of a material amount of assets, that are required to be disclosed pursuant to the rules and regulations of the Commission.

  Set forth below are selected historical financial data and other historical operating data of Parent as of and for the periods indicated that have been taken or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1996 ("Parent 10-K") and the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 ("Parent 10-Q"). More comprehensive financial information and other information is included in the Parent 10-K, the Parent 10-Q and other documents filed by Parent with the Commission, and the following summary financial information is qualified in its entirety by reference to such reports and other documents including the financial statements and related notes contained therein. The reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth in Section 8.

                        INTERMEDIA COMMUNICATIONS INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                           YEAR ENDED DECEMBER 31,
                                    ----------------------------------------
                                       1994          1995           1996
                                    -----------  -------------  ------------
   CONSOLIDATED STATEMENT OF
    OPERATIONS DATA:
   Revenues........................ $14,272,396  $  38,630,574  $103,396,887
   Loss Before Income Tax Benefit
    and
    Extraordinary Item.............  (3,067,379)   (19,253,549)  (57,198,711)
   Net Loss........................  (3,067,379)   (20,748,642)  (57,198,711)
   Net Loss Per Share.............. $     (0.34) $       (2.07) $      (4.08)
                                                 DECEMBER 31,    MARCH 31,
                                                     1996           1997
                                                 -------------  ------------
                                                   (AUDITED)     (UNAUDITED)
   CONDENSED CONSOLIDATED BALANCE SHEET DATA:
   Cash and Cash Equivalents...................  $ 189,546,000  $435,859,000
   Working Capital.............................    206,030,000   448,890,000
   Total Assets................................    512,940,000   787,388,000
   Total Liabilities...........................    398,710,000   411,272,000
   Series A Redeemable Exchangeable Preferred
    Stock and Accrued Dividends................            --    292,250,000
   Total Stockholders' Equity..................    114,230,000    83,866,000

  Loss per share is based on the weighted average shares outstanding. Common Stock equivalents are not considered in Parent's calculation of loss per share as all are antidilutive and would have no impact on the results.

10. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by Purchaser to purchase all outstanding Shares (including the Investor Shares) and to pay related fees and expenses in connection with the Offer, the Merger and the Stock Purchase Agreement is estimated to be approximately $154.2 million. Purchaser expects to obtain the necessary funds directly from Parent from Parent's existing cash reserves.

11. BACKGROUND OF THE TRANSACTION

  In July 1996, the Company began using Parent's collocation services through purchases from a third party vendor. In August 1996, the Company began using Parent's dedicated access services, also through purchases from a third party vendor. Parent was unaware the Company was the ultimate customer of these services. Parent charged the third party vendor customary rates, but has no knowledge of the arrangements between the Company and such third party vendor.

  Parent and the Company held discussions in late 1996 relating to the possibility of the Company becoming a direct customer of Parent. The Company, as a provider of Internet services, requires certain telecommunications services underlying the services the Company provides to its customers. Since the Company's telecommunication needs were in Parent's service territory, Parent was in a position to offer the Company telecommunications services at competitive rates.

  Representatives of Parent and the Company discussed the kinds of services Parent could provide to the Company. During the course of these discussions and based on the Company's stated requirements, Parent established a sales team which focused on offering frame relay services, equipment collocation services and dedicated access services to the Company. In late 1996, the Company began purchasing collocation services and dedicated access services directly from the Company. For the 1996 calendar year, Parent invoiced the Company an aggregate of $16,572 for such services. The Company continues to use such services, with invoices for May 1997 being $2,238 and aggregate invoices for 1997 through May 31, 1997 totalling $47,628. All rates charged by Parent to the Company were, and continue to be, at the prevailing market rates that Parent would charge to a similar customer with similar term and volume requirements.

  For the past several years, Parent's business strategy has been to offer its customers an integrated package of telecommunications services, including providing data services to its customers. Throughout 1996 and the first half of 1997, Parent monitored various Internet service providers with a view toward either internally developing the capacity to provide Internet services to its customers or acquiring a company which had already established such a business. Parent had determined that it was strategically important to offer these services to its customers in order to complement the services already offered by Parent.

  While Parent was able to internally develop the capability of providing Internet services, Parent concluded that, because of the growth of the Internet market, the best and most rapid way for Parent to successfully enter the Internet services market would be for Parent to acquire a company already offering such services. Parent reached this conclusion as a result of numerous meetings and discussions among various members of Parent's senior management.

  Once Parent reached the decision to acquire an established Internet service provider, Parent solicited input from several investment banking professionals, including Bear Stearns and UBS Securities, Inc. Both of these firms profiled various companies, including the Company, as suitable for Parent to investigate.

  The first contact between Parent and the Company regarding a possible business combination was arranged by Benji Diesbach, a consultant to the Bass Group who was familiar with management of both companies. Mr. Diesbach suggested that David C. Ruberg, Chairman, President and Chief Executive Officer of Parent, meet with Christopher R. McCleary, Chairman, President and Chief Executive Officer of the Company, in order to discuss potential business opportunities for the two companies. Mr. Diesbach is not entitled to a fee in this transaction.

  Mr. Ruberg met with Mr. McCleary at Parent's corporate headquarters in mid-February 1997. At this meeting, Mr. Ruberg indicated that Parent would like to commence discussions about a possible business combination. Mr. McCleary indicated to Mr. Ruberg that the Company had received indications of interest in the past which the Company believed were inadequate. Mr. McCleary did indicate, however, that if Parent was prepared to pay a fair price for the Company, he would be interested in furthering such discussions.

  Mr. Ruberg and Mr. McCleary continued such discussions at a meeting at the Company's corporate headquarters in early March 1997. At this meeting, Mr. Ruberg toured the Company's facilities. Mr. Ruberg and Mr. McCleary agreed that Robert M. Manning, Senior Vice President and Chief Financial Officer of Parent, would call Mr. McCleary by telephone to begin the process of investigating a business combination.

  Mr. Manning contacted Mr. McCleary by telephone during the week of March 24, 1997. Mr. Manning and Mr. McCleary agreed that Parent and the Company should exchange confidentiality agreements, which were completed and executed by Parent and the Company on March 27, 1997. Shortly after the execution of such confidentiality agreements, Parent and the Company began a substantial exchange of information and documents, which continued throughout the months of April and May.

  Shortly after the exchange of documents commenced, Mr. Manning and Mr. McCleary agreed that detailed due diligence visits would be required. On April 1, 1997, representatives of Parent, including financial advisors, visited with the Company's senior management and representatives of the Company's financial advisor at the Company's corporate headquarters to review the business plans of the Company and the Company's historical financial results, as well as all aspects of the Company's business.

  Mr. Manning and Mr. McCleary again met at the offices of Mr. McCleary on April 16, 1997 to discuss a possible business combination. Broad terms of a potential transaction were discussed. Mr. Manning and Mr. McCleary also discussed the form of consideration, whether in cash or in securities, the various stockholder constituencies of the Company would prefer. Mr. Manning and Mr. McCleary decided to establish a price range per Share before determining the structure of a business combination. In addition, Mr. Manning indicated that because it was Parent's intent to retain existing senior management to manage the Company as a separate business division of Parent, Parent would not be interested in pursuing discussions unless Mr. McCleary and other members of the Company's senior management would be fully supportive of any business combination.

  Several additional telephone conversations were held during the month of April among the various members of senior management of both companies to evaluate the business of the Company and to allow Parent to form a preliminary valuation of the price per Share that Parent would be willing to pay.

  Mr. Manning and Mr. McCleary then agreed that the Company should evaluate Parent as a potential acquiror, especially with the view towards determining the value of Parent common stock in the event that capital stock of Parent was to be used as consideration in a transaction. Meetings were held at the corporate headquarters of Parent on April 28, 1997, where certain members of senior management of Parent and the Company, together with their financial advisors, exchanged information, discussed the business of a combined company and discussed synergies and cost savings that could be achieved by combining both companies. During these meetings, senior executives of Parent presented information about the nature of Parent's business, business philosophy, strategies and long term plans. In addition, such executives explained their views of the advantages of a business combination with the Company and discussed how the combined businesses might be operated. Senior executives of the Company then presented similar information to Parent. The meetings concluded with a conversation among Mr. Ruberg, Mr. Manning, Mr. McCleary and William F. Earthman III, a director of the Company, that a business combination could be in the best interest of both companies and their stockholders, provided that an appropriate price per Share was paid. Mr. Manning and Mr. McCleary then continued the discussion, focusing on the possible principal concerns of the Company's stockholders in considering a sale of the Company. Mr. Manning indicated to Mr. McCleary that the price range for a possible business combination was between $8.50 per Share and $10.50 per Share, but that, with more information and with a better understanding of the future potential of the business of the Company, a higher price could be possible.

  On April 30, 1997, Mr. McCleary delivered a letter to Mr. Ruberg indicating Mr. McCleary's belief that Parent and the Company should continue to pursue a possible business combination and that a price per Share of $13.00, payable all in stock of Parent, would be acceptable to the Company's venture investors, founders and employees. Mr. McCleary also indicated his belief that such a price would reflect a preemptive transaction valuation obviating the need for protracted negotiation on the subject of breakup in the event of a competing offer.

  Mr. Ruberg then telephoned Mr. McCleary and they agreed that the price range under discussion for a business combination was between $10.50 per Share and $13.00 per Share.

  During the week of May 1, 1997, Mr. Manning contacted Mr. McCleary to arrange a series of follow up due diligence sessions. Mr. Manning and Mr. McCleary agreed that two days of comprehensive meetings would be held among the members of senior management of both companies and would include key functional groups of both Parent and the Company such as finance, accounting, MIS, network operations, engineering, strategic planning, sales and marketing. These meetings occurred on May 8 and 9, 1997, with certain meetings being held at the offices of Latham & Watkins, counsel to the Company, in Washington, D.C. and others being held at the corporate headquarters of the Company.

  On May 22, 1997, Parent convened a regularly scheduled meeting of its Board of Directors. During such meeting, the possible acquisition of the Company was discussed. Mr. Ruberg and Mr. Manning presented to the Board of Directors of Parent the rationale for the transaction as well as the status of the negotiations. The Board of Directors of Parent also discussed the form of the consideration to be paid, discussing the benefits of a cash transaction and a stock transaction. The Board of Directors of Parent unanimously agreed that a business combination with the Company would benefit Parent and was in line with the business strategy of Parent. Therefore, management was instructed to proceed with negotiations and attempt to conclude a transaction at a fair price.

  Over the course of the next several days, Mr. Manning contacted Mr. McCleary to discuss the nature of Parent's valuation efforts and of Parent's conclusions. Mr. Manning and Mr. McCleary agreed that senior executives from Parent and the Company would meet promptly in New York to continue negotiations. On May 30, 1997, representatives of Parent and the Company, and their legal and financial advisors, met at the offices of Kronish, Lieb, Weiner & Hellman LLP, counsel to Parent and Purchaser, to continue to negotiate the structure and terms of a possible transaction.

  During the course of such negotiations, Parent stated that it was prepared to pay a price of $13.00 per Share, but that the consideration would be paid in a combination of cash and preferred securities of Parent. Parent stated that it was not willing to use its common stock as part of the consideration. Parent also stated that the holders of a majority of the outstanding Shares would be required to agree to grant an option to Parent to acquire all of their Shares as part of any transaction. The parties were unable to resolve several important business issues relating to the structure and terms of the transaction, including the form of consideration.

  On May 30 and 31 and June 1, 1997, Mr. McCleary discussed the transaction with various members of the Board of Directors of the Company. Mr. McCleary also discussed the proposed transaction and the possible combinations of cash and preferred securities or common stock of Parent with the Company's financial advisors. The directors indicated that Mr. McCleary should attempt to negotiate an all cash consideration transaction at a price of $13.00 per Share.

  On June 1, 1997, the Board of Directors of Parent convened a meeting at which the acquisition of the Company was discussed. The Board of Directors of Parent authorized management of Parent to continue to attempt to negotiate an agreement, using a price of $13.00 per Share and all cash as the consideration, subject to final approval of any such transaction and related agreements by the Board of Directors of Parent.

  On June 2, 1997, Mr. McCleary and Mr. Manning, in a telephone conversation, discussed a possible transaction involving a price per Share of $13.00, payable all in cash, subject to negotiation of satisfactory definitive acquisition agreements and certain other terms and conditions. Representatives of Parent and the Company, including legal and financial advisors, then continued to negotiate the terms and conditions of the Merger Agreement. These negotiations continued on June 3 and were concluded on June 4, 1997.

  During the morning of June 4, 1997, the Board of Directors of Parent met and approved and adopted the Merger Agreement and the Stock Purchase Agreement with a price per Share of $13.00, payable all in cash. The Board of Directors of the Company met during the afternoon of June 4, 1997 and, after the market closed on June 4, 1997, approved and adopted the Merger Agreement and approved the Stock Purchase Agreement. The same day, the Investors approved and subsequently executed the Stock Purchase Agreement.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT AND THE STOCK PURCHASE
   AGREEMENT

 General

  The purposes of the Offer and the Stock Purchase Agreement are to enable Parent to acquire, in one or more transactions, control of the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer and the Stock Purchase Agreement. The acquisition of the entire equity interest in the Company is structured as a cash tender offer followed by the Merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent.

  Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made in accordance with the Merger Agreement.

  Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. The Board of Directors of the Company has approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 50.3% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED INTO THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, IF NO OTHER SHARES ARE ISSUED BY THE COMPANY.

  In the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL, and to include in the proxy statement with respect to such meeting the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement. Purchaser and Parent have each agreed that all Shares acquired pursuant to the Offer, the Stock Purchase Agreement or otherwise by Purchaser or Parent or any of their affiliates will be voted in favor of the Merger.

  Under the "short-form" merger provisions of the DGCL, if Purchaser acquires, pursuant to the Offer, the Stock Purchase Agreement or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders promptly following the transfer of record ownership into the name of Purchaser of the Shares so acquired. The Company's certificate of incorporation provides that the stockholders of the Company may act only at a meeting of the stockholders and not by written consent. Therefore, if Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Stock Purchase Agreement or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger by reason of the need for the preparation and distribution of a proxy statement in advance of a meeting of stockholders.

  The Merger Agreement

  The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Schedule 14D-1 (including the Merger Agreement and other exhibits) may be examined, and copies thereof may be obtained, as set forth in Section 17.

  The Offer. The Merger Agreement provides for the making of the Offer. Without the prior written consent of the Company, Purchaser has agreed that it will not (i) decrease the price per Share payable in the Offer or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer other than those set forth in Section 14 or (iv) modify the conditions of the Offer (provided that Parent or Purchaser in its sole discretion may waive any such conditions). The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the conditions set forth in Section 14. The Offer may not be extended for more than 20 days beyond its original scheduled expiration date unless any of the conditions to the Offer have not been satisfied; provided, however, in the event Purchaser desires to extend the Offer beyond July 31, 1997, and the proposed length of the extension is, in the aggregate, more than three days, the Company will have the right to consent to such longer extension. Parent has agreed to cause Purchaser to, and Purchaser has agreed to use its reasonable best efforts to, consummate the Offer as soon as legally permissible, subject to satisfaction of the conditions to the Offer and its right to extend for 20 additional days as provided above.

  Board Representation. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer or the Stock Purchase Agreement, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or designated as directors of the Company, including increasing the size of the Board of Directors of the Company or securing the resignations of incumbent directors or both. Notwithstanding the foregoing, until the earlier of (i) the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis and (ii) the Effective Time, the Company will use its reasonable best efforts to ensure that all the members of the Board of Directors of the Company and each committee thereof as of June 4, 1997 who are not employees of the Company will remain members of the Board of Directors and of such committees. The Company will also use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the entire Board of Directors of the Company to be on each committee of the Board of Directors of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser and subject to applicable law, the Company has agreed to take all action necessary to effect any such election or appointment of Purchaser's designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Purchaser and Parent are obligated to supply to the Company all information with respect to themselves and their officers, directors and affiliates required by such Section and Rule.

  The Merger. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and in accordance with relevant law, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions to the Merger. The Company shall be the Surviving Corporation and shall continue its existence under the laws of the State of Delaware. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, provided that such Certificate of Incorporation shall be amended in its entirety to read as Purchaser's Certificate of Incorporation (except the name of the Surviving Corporation shall be "DIGEX,

Incorporated"). The By-Laws of the Purchaser in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation. The Directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified. Upon consummation of the Merger, each share of the common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation, which will thereupon become a direct wholly owned subsidiary of Parent. The parties to the Merger Agreement will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, as required by the DGCL. The Merger will become effective upon such filing or at such time thereafter as is provided under applicable law.

  Consideration to be Paid in the Merger. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Purchaser, Parent or any subsidiary of Purchaser or Parent or in the treasury of the Company, all of which will be canceled, and other than Shares held by stockholders who have properly exercised their rights of appraisal), by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into, exchanged for and represent the right to receive in cash an amount per Share equal to the price per Share paid in the Offer, without interest.

  Company Stock Options and Warrants. At the Effective Time, all options and warrants then outstanding under the Company's 1995 Incentive Stock Option Plan and the 1996 Equity Participation Plan (collectively, the "Company Stock Option Plans") will be assumed by Parent in such manner that Parent is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"). The options and warrants assumed by Parent as provided above will be exercisable upon the same terms and conditions as under the Company Stock Option Plans and the option agreements and warrants issued thereunder, except that each such option or warrant (i) will be exercisable for that number of shares of Parent's common stock equal to the product of (A) the number of shares of the Company's common stock subject to such option or warrant immediately prior to the Effective Time multiplied by (B) a fraction, the numerator of which will be $13.00 and the denominator of which will be $27 1/8 (with any fractional share of Parent's common stock being disregarded) and
(ii) the exercise price per share of Parent's common stock will equal the exercise price per share of the Company's common stock theretofore in effect multiplied by a fraction, the numerator of which will be $27 1/8 and the denominator of which will be $13.00. From and after the Effective Time, no additional options or warrants will be granted under the Company Stock Option Plans. In connection with the assumption of the options outstanding under the Company Stock Option Plans, Parent will use its best efforts to effect such assumption in such a manner as to not affect the incentive stock option status of those options which are intended to be incentive stock options at the Effective Time. The Company has agreed not to accelerate, or take any action which would cause the acceleration of, the vesting of any of the options outstanding under the Company Stock Option Plans by reason of the Offer or the Merger. On June 4, 1997, Parent consented to the grant by the Company of options to purchase up to 200,000 Shares at an exercise price of $3.00 per Share to certain senior officers of the Company.

  Stockholder Meeting. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company will, as soon as practicable following consummation of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Merger Agreement also provides that the Company will (i) include in the proxy statement related to such stockholders meeting the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) use its reasonable best efforts to secure such approval and adoption. Parent and Purchaser have each agreed under the Merger Agreement that, at such stockholder meeting, all of the Shares then owned by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

  If Purchaser or Parent acquires at least 90% of the outstanding Shares, the Merger may be effected without a meeting of the stockholders in accordance with the "short-form" merger provisions of Section 253 of the DGCL.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, corporate authorization, absence of changes, Commission filings, consents and approvals, no violations of other agreements, investment banking fees, employee benefits, labor relations, litigation, taxes, compliance with applicable laws, intellectual property, real property, insurance, material contracts, related party transactions, liens and other matters.

  Purchaser and Parent have also made certain representations and warranties with respect to corporate existence and good standing, corporate authorization, Commission filings relating to the Offer and the Merger, consents and approvals, no violations of other agreements, solvency and other matters.

  Conduct of Business and Other Covenants Pending the Merger. The Company has agreed that, except with the prior written consent of Parent and Purchaser, during the period from the date of the Merger Agreement to the Effective Time, the Company will carry on its business in, and only in, the ordinary and usual course in the same manner as previously conducted and, to the extent consistent with such business, the Company will use all reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to preserve the goodwill of, and maintain satisfactory relationships with, customers, suppliers and others having business dealings with the Company. The Company has agreed to promptly advise Parent and Purchaser in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions to the Offer or the Merger.

  In addition, except with the prior written consent of Parent and Purchaser, prior to the time specified in the first sentence in the preceding paragraph, the Company has agreed that it will: (i) not amend its Certificate of Incorporation or By-Laws; (ii) maintain all of its material structures, equipment and other tangible personal property in good repair, order and condition, except for depletion, depreciation, ordinary wear and tear and damage by unavoidable casualty; (iii) keep in full force and effect insurance comparable in amount and scope of coverage to insurance currently carried by it; (iv) perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business; (v) maintain its books of account and records in the usual, regular and ordinary manner; (vi) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to it and to the conduct of its business; (vii) not enter into, assume or amend in any material respect any material agreement, contract or commitment of the Company, except, in certain cases, in the ordinary course of business consistent with past practice; (viii) not enter into any additional contracts or agreements for network capacity or local transport services which are not terminable by the Company, without penalty or other adverse consequence, on not more than 60 days notice; (ix) not enter into any additional customer contracts or agreements containing rates which are materially different from the rates charged by the Company to current customers of similar creditworthiness, ordering similar amounts of services and over a similar term; (x) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof; (xi) not purchase for cash and cancel any options outstanding under the Company Stock Option Plans or otherwise amend such Company Stock Option Plans; (xii) promptly advise Parent and Purchaser in writing of any materially adverse change in the consolidated financial condition, operations or business of the Company; (xiii) not declare or pay dividends (cash or otherwise) or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding capital stock; (xiv) not effect any stock split or other reclassification; (xv) not authorize the creation or issuance of or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any shares of its capital stock or any securities or obligations convertible into or exchangeable for, any shares of its capital stock (other than pursuant to stock options or warrants heretofore outstanding); (xvi) not issue any press releases without first consulting with Parent regarding any such press release; (xvii) not create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice under agreements existing on the date of the Merger Agreement and identified in writing to Parent and Purchaser; and (xviii) not enter into any agreement or understanding to do or engage in any of the foregoing.

  No Solicitation. The Company has agreed that it will not, directly or indirectly, through any officer, director, agent or otherwise (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination (other than private network agreements entered into by the Company in the ordinary course of business) with the Company (a "Company takeover proposal") or (b) except to the extent required by fiduciary obligations under applicable law as advised in writing by independent counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company must notify Parent promptly of any Company takeover proposal or any inquiry or contact with any person with respect thereto, that is made and must, in any such notice to Parent, indicate in reasonable detail the identity of the person making such Company takeover proposal or related inquiry or contact and the terms and conditions of such Company takeover proposal or related inquiry or contact. In addition, the Company may not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

  Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except that (i) the Company will be required to pay a termination payment and reimburse certain expenses of Parent and Purchaser to Parent under certain circumstances described in "Termination Payment" below and (ii) Parent and the Company have agreed to share evenly any filing fees required by the HSR Act.

  Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:
(i) unless the Merger is consummated pursuant to the "short-form" merger provisions of Section 253 of the DGCL, the Merger and the Merger Agreement shall have been validly approved and adopted by the affirmative votes of the holders of a majority of the outstanding Shares; (ii) all permits, approvals and consents of any governmental or regulatory authority or any other third party necessary or appropriate for consummation of the Merger shall have been obtained, other than consents the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or a material adverse effect on the consummation of the transactions contemplated by the Merger Agreement; (iii) Purchaser or a permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition will not be applicable to the obligations of Parent and Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer; (iv) no preliminary or permanent injunction or other order of a court or governmental or regulatory authority shall have been issued and be in effect, and no United States federal or state statute, rule or regulation shall have been enacted or promulgated after the date hereof and be in effect, that (A) prohibits the consummation of the Merger or (B) imposes material limitations on the ability of Parent to exercise full rights of ownership of the Company's assets or business; (v) there shall not be any action or proceeding commenced by or before any governmental or regulatory authority in the United States, or threatened by any governmental or regulatory authority in the United States, that challenges the consummation of the Merger or seeks to impose material limitations on the ability of Parent to exercise full rights of ownership of the Company's assets or business, other than any such action or proceeding commenced by a stockholder or stockholders of Parent or the Company, either derivatively on behalf of Parent or the Company, respectively, or on behalf of such stockholder or stockholders, alleging that the directors or officers of Parent or the Company, respectively, have breached their fiduciary duties to stockholders under Delaware law or Parent or the Company has failed to make disclosures required to be made under applicable state or federal securities laws, in each case in connection with the transactions contemplated by the Merger Agreement, or making any similar claim; and

(vi) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  For a description of conditions of the Offer, see Section 14.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company: (i) by consent of the Boards of Directors of the Company, Parent and Purchaser, except that in the case of termination after the consummation of the Offer, the termination must be consented to by a majority of the independent directors of the Company; (ii) by Parent and Purchaser upon notice to the Company if any material default under or material breach of any covenant or agreement in the Merger Agreement by the Company shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained in the Merger Agreement on the part of the Company shall not have been true and correct in any material respect at and as of the date made; (iii) by the Company upon notice to Parent and Purchaser if any material default under or material breach of any covenant or agreement in the Merger Agreement by Parent or Purchaser shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained in the Merger Agreement on the part of Parent or Purchaser shall not have been true and correct in any material respect at and as of the date made; (iv) by Parent and Purchaser, on the one hand, or the Company, on the other, upon notice to the other if the Merger shall not have become effective on or before October 31, 1997, unless such date is extended by the consent of the Boards of Directors of the Company, Parent and Purchaser evidenced by appropriate resolutions; provided, however, that the right to terminate the Merger Agreement under this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (v) by Parent if due solely to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; (vi) by the Company, upon approval of the Board of Directors of the Company, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions to the Offer, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; (vii) by any of Parent, Purchaser and the Company if the approval of the stockholders of the Company required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; (viii) by Parent or Purchaser if the Company breaches the provisions of the Merger Agreement relating to solicitation of other offers (as described above); or (ix) by Parent or Purchaser if, at any time, the Company shall have withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger.

  Effect of Termination. In the event of the termination of the Merger Agreement as provided above, the provisions of the Merger Agreement (other than the provisions relating to confidentiality, expenses, and the termination payment) will become void and have no effect, with no liability on the part of any party thereto or its stockholders or directors or officers in respect thereof, except with respect to the termination payment, provided that nothing contained in the Merger Agreement will be deemed to relieve any party of any liability it may have to any other party with respect to a willful breach of its obligations under the Merger Agreement.

  Termination Payment. The Company agreed to pay to Parent the sum of $3,794,135 plus all reasonably documented out-of-pocket expenses (including, but not limited to, the reasonable fees and expenses of counsel and its other advisers) of Parent and Purchaser incurred in connection with the transactions contemplated by the Merger Agreement (including the preparation and negotiation of the Merger Agreement) ("Parent Expenses") promptly after, but in no event later than two days following, whichever of the following first occurs: (i) Parent or Purchaser shall have exercised its right to terminate the Merger Agreement pursuant to the provisions described in clauses (ii), (vii), (viii) and (ix) of the paragraph above entitled "Termination"; (ii) Parent or Purchaser shall have exercised its right to terminate the Merger Agreement pursuant to clause (v) of the paragraph above entitled "Termination", but only because of the failure of one or more of the conditions specified in clauses 3, 5, 6, 7 or 10 of Section 14 of this Offer to Purchase; (iii) the Company shall have exercised its right to terminate the Merger Agreement pursuant to clause (vii) of the paragraph above entitled "Termination"; or (iv) any person or group, other than Parent or an affiliate thereof, shall have acquired at least 50% of the outstanding Shares. The Company is not obligated to make such termination payment if at the time such payment becomes due Parent or Purchaser is in material breach of its obligations under the Merger Agreement.

  Compliance with Conditions Precedent, etc. Parent, Purchaser and the Company each agreed to use commercially reasonable efforts to cause the conditions precedent to the Offer and the Merger to be fulfilled and, subject to the terms and conditions in the Merger Agreement, to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Merger, including without limitation, to lift any injunction or remove any other impediment to the consummation of such transactions or the Merger.

  Access and Information. The Company agreed to give to Parent and Purchaser and their representatives reasonable access during normal business hours to the personnel, properties, books, records, contracts and commitments of the Company and to furnish all such information and documents relating to the properties and business of the Company as Parent and Purchaser may reasonably request.

  Public Announcements. Parent and the Company agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or any transaction contemplated therein and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the NASDAQ National Market System to which Parent or the Company is a party.

  Indebtedness of the Company. The Company agreed that prior to the consummation of the Offer by Purchaser (and as a condition thereto), the Company will, if Parent makes available a Parent Loan (as described below), repay all indebtedness of the Company other than vendor indebtedness, it being expressly understood that if Parent does not make available to the Company a Parent Loan, then the repayment of such indebtedness will not be a condition to the consummation of the Offer. To the extent requested by the Company, Parent will make a loan to the Company in principal amount sufficient to pay in full (including principal, accrued interest, fees, penalties and other charges) all indebtedness required to be repaid by Company pursuant to the preceding sentence (the "Parent Loan"). The Parent Loan will (i) have a maturity of 180 days, (ii) bear interest at a rate to be negotiated in good faith by the parties taking into account the interest rate that could be obtained by the Company on any bank or other financial institution financing and (iii) have such other terms as shall be mutually agreed to by the Company and Parent, acting in good faith and in a commercially reasonably manner.

  Non-Survival of Representations, Warranties and Agreements. No representations, warranties or agreements in the Merger Agreement or in any instrument delivered by Parent, Purchaser or Company pursuant to the Merger Agreement will survive the Merger.

  Parties in Interest. Nothing in the Merger Agreement is intended to confer upon any person, other than the parties thereto, any rights or remedies.

  Timing. Although Parent, Purchaser and the Company have agreed to use all reasonable efforts to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, there can be no assurance that the Merger will be consummated or as to the timing of the Merger because the Merger is subject to certain conditions as described above. Purchaser and its affiliates reserve the right to acquire, to the extent permitted by applicable law and except as prohibited by the Merger Agreement, following the consummation or termination of the Offer, additional Shares through open market purchases, privately negotiated transactions, or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price to be paid pursuant to the Offer and the Merger.

  Delaware Law. The Board of Directors of the Company has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer, the Stock Purchase Agreement and the Merger. Accordingly, the restrictions of Section 203 of the DGCL do not apply to the transactions contemplated by the Offer, the Stock Purchase Agreement and the Merger Agreement. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning or having the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such time, the corporation's Board of Directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. As described above, Section 203 of the DGCL does not apply to the Offer, the Stock Purchase Agreement or the Merger because the Company's Board of Directors properly approved, among other things, the Offer, the Stock Purchase Agreement and the Merger.

  Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares may have certain rights under Section 262 of the DGCL to demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such stockholder's right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw such stockholder's demand for appraisal by delivery to Purchaser of a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  Stock Purchase Agreement

  The following is a summary of the material terms of the Stock Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Purchase Agreement may be examined, and copies thereof may be obtained, as set forth in Section 17.

  Tender of Shares. Each of the Investors has irrevocably agreed to validly tender and sell (and not withdraw), pursuant to and in accordance with the terms of the Offer, all of such Investor's Investor Shares (provided, that the consideration in the Offer must be in cash and in an amount equal to $13.00 per Share). The Investors own an aggregate of 5,877,582 Shares, constituting approximately 50.3% of the currently outstanding Shares (approximately 38.3% of the outstanding Shares on a fully diluted basis). UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 50.3% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED INTO THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, IF NO OTHER SHARES ARE ISSUED BY THE COMPANY.

  Voting of Shares. At any meeting of the stockholders of the Company, or in any consent in lieu of such a meeting from the date of the Stock Purchase Agreement, until the first to occur of (i) the Effective Time, (ii) the termination of the Stock Purchase Agreement by Parent or (iii) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), each of the Investors has agreed to vote (or cause to be voted) all of its Investor Shares in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably requested by Purchaser in order to carry out the purposes of the Merger Agreement.

  Investor Option. To induce Parent and Purchaser to enter into the Merger Agreement, each of the Investors has granted Parent an Investor Option to purchase its Investor Shares at $13.00 per Investor Share. Parent may assign to any subsidiary or affiliate of Parent (including Purchaser) the right to exercise the Investor Options. Each Investor Option may be exercised individually from each Investor, in whole or in part, at any time and from time to time, on or after June 4, 1997 and prior to the Termination Date.

  Irrevocable Proxy. Each Investor has irrevocably appointed Parent, until the Termination Date, as its attorney and proxy pursuant to the provisions of
Section 212 of the DGCL, with full power of substitution, to vote and take other actions (by written consent or otherwise) in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably required in order to carry out the purposes of the Merger Agreement, with respect to the Investor Shares (and all other securities issued to such Investor in respect of the Investor Shares) which each Investor is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in respect of any consent in lieu of any such meeting or otherwise. This proxy and power of attorney is irrevocable and coupled with an interest in favor of Parent. Each Investor revoked all other proxies and powers of attorney with respect to the Investor Shares (and all other securities issued to such Investor in respect of the Investor Shares) which it may have heretofore appointed or granted. No subsequent proxy or power of attorney may be given or written consent executed (and if given or executed, will not be effective) by the Investors with respect thereto.

  Restrictions on Transfer. Each Investor agreed that, until the expiration of the Investor Options, except as contemplated by the Stock Purchase Agreement, such Investor will not, and will not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Investor's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Investor Shares.

  No Solicitation. Each Investor agreed not to, directly or indirectly, through any agent or representative or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange
Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Parent and any affiliate of Parent, a "Person") relating to (A) any acquisition or purchase of all or any of the Investor Shares or (B) any acquisition or purchase of all or any portion of the assets of, or any equity interest in, the Company or any subsidiary of the Company or any business combination with the Company or any subsidiary of the Company or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Investor also agreed to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto.

  Plans for the Company

  It is expected that, initially following the Offer and the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, and that the Company's current management, under the direction of the Board of Directors of Parent, will continue to manage the Company. Following consummation of the Merger, however, Parent intends to conduct a review of the Company and its assets, its corporate structure, operations, properties, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist although, except as disclosed in this Offer to Purchase, Purchaser has no current plans with respect to any of such matters. Such changes could include the acquisition or disposition of assets or other changes in the Company's capitalization, dividend policy, corporate structure, business, Certificate of Incorporation, By-laws, Board of Directors or management.

  Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company, or any material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

13. DIVIDENDS AND DISTRIBUTIONS

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from declaring or paying any dividends (cash or otherwise) or making any distribution on, or directly or indirectly redeeming, purchasing or otherwise acquiring, any shares of its outstanding capital stock or effecting any stock split or other reclassification.

14. CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

   1. there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) that would reasonably be expected to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, the purchase of Shares pursuant to the Stock Purchase Agreement, or the consummation of any other transaction contemplated by the Merger Agreement, or that would reasonably be expected to result in material damages in connection with any transaction contemplated by the Merger Agreement, (ii) that would reasonably be expected to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transactions contemplated by the Merger Agreement, (iii) that would reasonably be expected to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, the Stock Purchase Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (iv) that would reasonably be expected to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, or
     (v) which otherwise is a Material Adverse Change (as defined below);

   2. there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stock Purchase Agreement or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (1) above;

   3. there shall have occurred any change, condition, event or development that is a Material Adverse Change. "Material Adverse Change" means any change or effect that, individually or in the aggregate with all other changes or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, except for changes or effects that result primarily from the Offer, the contemplated Merger or the contemplated control of the Company by Parent, including any action or inaction by any employee (other than a senior executive officer or director) of the Company or any other third party primarily due to the Offer, the contemplated Merger or the contemplated control of the Company by Parent;

   4. there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq Stock Market for more than one trading day, (ii) any decline, measured from June 4, 1997, in the Standard & Poor's 500 Index by an amount in excess of 25%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any direct material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

   5. (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding Shares has been acquired by any person other than Parent or any of its affiliates or other than those persons executing the Stock Purchase Agreement or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

   6. any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (other than representations or warranties made as of a specific date, which shall only be made as of such date); provided, that for purposes of this condition, the term "Material Adverse Change" is substituted for the term "Material Adverse Effect" in all representations and warranties containing such term which are deemed to be made after the date of the Merger Agreement by virtue of this paragraph, and the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer thereof and dated as of the date on which Parent first accepts Shares for payment;

   7. the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and, in the case of failures to perform any agreement or covenant of the Company pursuant to Sections 5.1 (b),
       (c), (d) and (f) of the Merger Agreement, such failure to perform would reasonably be expected to have a Material Adverse Change;

   8. the Merger Agreement shall have been terminated in accordance with its terms;

   9. Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

  10. any holder of options to purchase shares of the Company's common stock (other than Clyde Heintzelman) whose options vest on a change of control shall have failed to waive the vesting of such options upon a change of control of the Company;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Purchaser, Parent and their respective subsidiaries and affiliates, and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion subject to the terms and conditions of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this Section 14 will be final and binding on all parties.

  In addition, the Company agreed that prior to the consummation of the Offer by Purchaser (and as a condition thereto), the Company will, if Parent makes available a Parent Loan, repay all indebtedness of the Company other than vendor indebtedness, it being expressly understood that if Parent does not make available to the Company a Parent Loan, then the repayment of such indebtedness will not be a condition to the consummation of the Offer. To the extent requested by the Company, Parent will make a Parent Loan to the Company in principal amount sufficient to pay in full (including principal, accrued interest, fees, penalties and other charges) all indebtedness required to be repaid by the Company pursuant to the preceding sentence. The Parent Loan will
(i) have a maturity of 180 days, (ii) bear interest at a rate to be negotiated in good faith by the parties taking into account the interest rate that could be obtained by the Company on any bank or other financial institution financing and (iii) have such other terms as shall be mutually agreed to by the Company and Parent, acting in good faith and a commercially reasonably manner.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions of the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional, and the reasoning in such decision is likely to apply to certain other takeover contexts. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions in particular where the corporation has a substantial number of stockholders in the state and is incorporated there.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Offer, the Stock Purchase Agreement and the Merger for purposes of Section 203 of the DGCL and that as a result the limitations on business combinations set forth in Section 203 of the DGCL will not be applicable to the Offer, the Stock Purchase Agreement or the Merger.

  Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Other than as set forth in the preceding paragraph, Purchaser has not attempted to comply with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Stock Purchase Agreement or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Stock Purchase Agreement or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Stock Purchase Agreement or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Stock Purchase Agreement or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer and the Stock Purchase Agreement, the purchase of Shares under the Offer or under the Stock Purchase Agreement may be consummated following the expiration of a 15 calendar-day waiting period following the filing by Parent as the "ultimate parent entity" of Purchaser of a Notification and Report Form with respect to the Offer and the Stock Purchase Agreement with the Antitrust Division and the FTC, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent made its filings under the HSR Act with the Antitrust Division and the FTC on June 10, 1997. The Company anticipates it will make its filings under the HSR Act with the Antitrust Division and the FTC on June 11, 1997. Unless a request for additional information is received by Parent, the waiting period under the HSR Act with respect to the Offer and the Stock Purchase Agreement will expire at 11:59 P.M., New York City time, on June 25, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period will be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of Purchaser (subject to the terms of the Merger Agreement), be extended and, in any event, the purchase of or any payment for Shares will be deferred until ten days following the date the request is complied with by Parent, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 4. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request from the FTC or the Antitrust Division for additional information or documentary material made to the Company will extend the waiting period.

  In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties or state officials may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser may extend, terminate or amend the Offer. See Section 14 for certain conditions of the Offer. Purchaser believes that consummation of the Offer would not violate any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

16. FEES AND EXPENSES

  Bear Stearns is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent with respect to the proposed acquisition of the Company. In consideration of its services, Parent has agreed to pay Bear Stearns (a) $50,000, which became payable upon execution of the engagement letter between Bear Stearns and Parent, dated January 18, 1996, (b) quarterly payments of $50,000 during the term of the engagement letter, (c) $475,000, which became payable upon execution of the Merger Agreement and (d) $1,450,000 upon consummation of the Offer. Parent has also agreed to reimburse Bear Stearns for all of its reasonable out-of-pocket expenses, including the fees and disbursements of counsel. In addition, Parent has agreed to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws.

  In the ordinary course of its business, Bear Stearns engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of June 9, 1997, Bear Stearns did not hold a long or a short position in the Shares for its own account.

  Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward the Offer materials to beneficial owners of the Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer and may file amendments thereto. The Company has filed with the Commission the Schedule 14D-9 (including exhibits) containing the Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders of the Company pursuant to Rule 14d-9. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          Daylight Acquisition Corp.

June 11, 1997

                                                                        ANNEX I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The following information sets forth the name, age citizenship, business address, present principal occupation or employment, and the material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and executive officer is c/o Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 and each director and executive officer is a citizen of the United States of America.

  David C. Ruberg, age 51, has been a director, President, and Chief Executive Officer of Parent since May 1993 and Chairman of the Board since March 1994. He was an independent consultant to the computer and telecommunications industries from September 1991 to May 1993. Mr. Ruberg was a Vice President and General Manager of Data General Corporation form 1989 until September 1991.

  John C. Baker, age 47, has been a director of Parent since February 1988. Mr. Baker has been the principal of Baker Capital Corp., a private equity investment firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc. and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  George F. Knapp, age 65, has been a director of Parent since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1990, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  Philip A. Campbell, age 60, has been a director of Parent since September 1996. Mr. Campbell retired from Bell Atlantic Inc. as director, Vice Chairman and Chief Financial Officer in 1991. Previously, he was President of New Jersey Bell, Indiana Bell, and Bell Atlantic Network Services. Mr. Campbell is currently a director of Xpedite Systems, Inc., a publicly traded corporation.

  Robert A. Rouse, age 48, has served as Executive Vice President, Engineering, Operations and Systems of Parent since October 1996. Prior to joining Parent, Mr. Rouse was Senior Vice President of Concert, a joint venture company of British Telecommunications and MCI Communications Company where he managed the engineering and operations of the Concert Global Networks from 1991 to 1996. Mr. Rouse held various executive management positions at MCI from 1986 to 1991, with responsibilities including product and network design, network and systems development, network planning, operations, provisioning, and customer services. From 1969 to 1986, he managed several subsidiaries of Rochester Telephone, now a part of Frontier Corporation.

  James F. Geiger, age 38, has served as Senior Vice President, Sales of Parent since August 1995. Mr. Geiger served as the Vice President of Alternate Channel Sales from March 1995 through August 1995 and as the President of each of FiberNet USA, Inc. and FiberNet Telecommunications Cincinnati, Inc. (collectively, "FiberNet") since their inception. Mr. Geiger was one of the founding principals of FiberNet, initially serving as Vice President of Sales & Marketing and subsequently serving as President. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company.

  Robert M. Manning, age 37, has served as Senior Vice President, Chief Financial Officer of Parent since September 1996. Mr. Manning joined Parent from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991.

  Robert A. Ruh, age 52, has served as Senior Vice President, Human Resources of Parent since March 1, 1996. From January 1991 through February 1996, Dr. Ruh was an independent consultant, specializing in executive and organization development. From 1975 to 1990, Dr. Ruh held executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Dr. Ruh served as a consulting psychologist for Medina and Thompson, specializing in executive assessment, selection, and development. From 1970 to 1972, Dr. Ruh was on the corporate organization development staff at Corning Glass Works. Dr. Ruh served as Assistant Professor of psychology at Michigan State University from 1970 to 1972.

  Barbara L. Samson, age 34, a co-founder of Parent, has served as a Vice President since June 1987, and as a Senior Vice President since October 1992. She served as President of Parent's predecessor from September 1986 to June 1987. Ms. Samson recently served two terms as Chairman of the Association of Local Telecommunications Services (ALTS), a national competitive access provider trade association.(/1/)

  Michael A. Viren, age 55, has served as Senior Vice President, Strategic Planning, Regulatory, and Industry Relations of Parent since October 1996. Prior to his present position, he was Senior Vice President, Engineering and Information Systems from January 1996 to October 1996 and served as Vice President, Product Development from December 1992 through January 1996. Dr. Viren joined Parent in February 1991 as Director of Product Development. Dr. Viren worked for GTE Corporation from August 1986 to February 1991 as a specialist in wide and local area networking ("WAN" and "LAN," respectively). Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an Economic Consulting Firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Dr. Viren taught economics for 10 years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas.

  Patricia A. Kurlin, age 42, has served as Vice President, General Counsel of Parent since June 1996. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel and served as Director of Governmental and Legal Affairs for Parent from September 1993 to September 1995. Prior to joining Parent, Ms. Kurlin served as Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993.

  Jeanne M. Walters, age 34, has served as Controller and Chief Accounting Officer of Parent since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. She is licensed in the State of Florida as a certified public accountant.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The following table sets forth the name, citizenship, age, business address, present principal occupation or employment, and the material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and executive officer is c/o Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 and each director and executive officer is a citizen of the United States of America.
--------
(/1/) Commencing April 1, 1997, Ms. Samson has been on a sabbatical leave in order to chair the Florida NetDay 2000 program.

  Robert M. Manning, age 37, has been the sole director, President, Secretary and Treasurer of Purchaser since May 30, 1997. Mr. Manning has served as Senior Vice President, Chief Financial Officer and Secretary of Parent since September 1996. Mr. Manning joined Parent from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance managing their Entertainment/Leisure Time Group from October 1988 to October 1991.

  G. Lawrence Sledge, age 30, has been Vice President and Assistant Secretary of Purchaser since May 30, 1997. Mr. Sledge has served as Senior Director, Corporate Planning & Development of Parent since March 1997. Prior to his present position, Mr. Sledge held managerial positions in Parent's corporate finance, strategic planning and treasury departments. Mr. Sledge joined Parent in November 1991.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY

     By Mail:              By Facsimile Transmission      By Hand or Overnight
                       (For Eligible Institutions Only):        Courier:
                                                               2 Broadway
    2 Broadway                                             New York, NY 10004
   New York, NY                 (212) 509-5150            Attn: Reorganization
      10004                                                      Dept.

      Attn:                   Confirm Receipt of
  Reorganization        Notice of Guaranteed Delivery:
      Dept.
                            (212) 509-4000 ext. 535

                                ---------------

  DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

  Questions and requests for assistance may be directed to the Information Agent and the Dealer Manager at the telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents may be obtained at Purchaser's expense from the Information Agent or from your broker, dealer, commercial bank or trust company or other nominee.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.
                                --------------

                               Wall Street Plaza
                              New York, NY 10005
                Banks and Brokers Call Collect: (212) 440-9800
                        CALL TOLL-FREE: (800) 223-2064

                     The Dealer Manager for the Offer is:
                           BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                              New York, NY 10167
                        CALL TOLL FREE: (888) 466-7234